Exhibit 99.1

Reliance Steel & Aluminum Co. Reports 2010 Fourth Quarter and Year End Financial Results; Q4 EPS - $.53; 2010 EPS - $2.61

LOS ANGELES--(BUSINESS WIRE)--February 17, 2011--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the fourth quarter and year ended December 31, 2010. For the 2010 fourth quarter, Reliance reported net income of $39.5 million, compared to 2009 fourth quarter net income of $92.1 million, and net income of $48.7 million for the 2010 third quarter. Earnings per diluted share were $.53 in the 2010 fourth quarter, compared with 2009 fourth quarter earnings per diluted share of $1.25, and $.65 for the 2010 third quarter. Sales for the 2010 fourth quarter were $1.58 billion, up 24% from 2009 fourth quarter sales of $1.27 billion, and down 4% from 2010 third quarter sales of $1.65 billion. The 2010 fourth quarter financial results include in cost of sales a pre-tax LIFO charge, or expense, of $10.0 million, compared with a pre-tax LIFO credit, or income, of $87.5 million in the 2009 fourth quarter.

For the 2010 year, net income was $194.4 million, up 31% from net income of $148.2 million for the 2009 year. Earnings per diluted share were $2.61 for the 2010 year, up 30% from earnings per diluted share of $2.01 for 2009. Sales for the 2010 year were $6.31 billion, up 19% from 2009 sales of $5.32 billion. The 2010 fiscal year financial results include in cost of sales a pre-tax LIFO charge, or expense, of $34.8 million, compared with a pre-tax LIFO credit, or income, of $305.0 million for the 2009 year. The LIFO adjustments, in effect, reflect cost of sales at current replacement costs.

Reliance’s tons sold for the 2010 year were up 6% and the average price per ton sold was up 12% compared to 2009. For the 2010 year, carbon steel sales were 52% of revenues; aluminum sales were 18%; stainless steel sales were 16%; alloy sales were 8%; toll processing sales were 2% and other sales were 4%.

David H. Hannah, Chairman and CEO of Reliance said, “Our guidance for the 2010 fourth quarter did not anticipate the carbon steel price increases that were announced by the carbon steel producers consistently throughout December. Demand during the quarter was seasonably lower than the 2010 third quarter, but not by as much as we expected, as some customers purchased a little more during December to get ahead of further price increases. As a result, we sold a little more steel at generally higher prices and margins that resulted in the quarter finishing up better than we originally expected.”

“Our strongest markets during 2010 were in energy, oil and gas; semiconductor and electronics; aerospace; agriculture and our toll processing business which is primarily related to the auto and appliance industries. Non-residential construction was our most difficult area last year,” commented Hannah.

“Our balance sheet is strong, inventories are in line with demand, and our net debt-to-total capital ratio was only 23.5% at December 31, 2010; down from 24.7% at the end of the 2010 third quarter and 25.6% at the end of 2009. We have about $860 million available on our $1.1 billion credit facility and if we were to use it all, our net debt-to-total capital ratio would still be less than 40%,” continued Hannah.

“Currently, the prices of most all the metals we sell are continuing on an upward trend. We expect pricing, in general, to remain at strong levels at least through the 2011 first quarter. The recent rapid price increases can cause changes in our customers’ buying patterns that can make it difficult to determine what real end use demand is doing. While there is certainly some buying ahead of the announced increases we believe that real underlying demand is steadily improving, but not at a large or rapid rate. We expect this slow and steady growth pattern to continue as the year progresses. Given these expectations, 2011 looks like a much better year than 2010 and, at this time, we estimate earnings per diluted share in a range of $.90 to $1.00 for the 2011 first quarter,” Hannah concluded.

On February 16, 2011, the Board of Directors increased the regular quarterly cash dividend by 20%, to $.12 per share from $.10 per share. The Board declared the 2011 first quarter cash dividend of $.12 per share of common stock payable on March 25, 2011 to shareholders of record March 4, 2011. The Company has paid regular quarterly dividends for 51 consecutive years and has increased its dividend 16 times since its 1994 IPO.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the fourth quarter and 12 months financial results for the period ended December 31, 2010. All interested parties are invited to listen to the web cast on February 17, 2011 at 11:00 a.m. Eastern Time at: http://www.rsac.com on the Investor Information section or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com on the Investor Information section through March 17, 2011 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2010 “Fortune 500” List, the 2009 Forbes “America’s Best Managed Companies” List, the 2010 Fortune List of “The World’s Most Admired Companies,” and the 2009 Forbes “Platinum 400 List of America’s Best Big Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

RELIANCE STEEL & ALUMINUM CO.
SELECTED FINANCIAL DATA
(In thousands, except share and per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Income Statement Data:
Net sales	$1,584,337	$1,273,246	$6,312,795	$5,318,132
Gross profit[1]	393,851	405,725	1,584,908	1,399,521
Operating income	78,162	122,718	360,721	250,392
Pre-tax income	60,471	112,849	296,428	195,493
Net income attributable to Reliance	39,454	92,070	194,353	148,158
Diluted earnings per share attributable to Reliance shareholders	$0.53	$1.25	$2.61	$2.01
Weighted average shares outstanding – diluted	74,778,975	73,919,206	74,472,380	73,701,979
Gross profit margin[1]	24.9%	31.9%	25.1%	26.3%
Operating income margin	4.9%	9.6%	5.7%	4.7%
Pre-tax income margin	3.8%	8.9%	4.7%	3.7%
Net income margin - Reliance	2.5%	7.2%	3.1%	2.8%
Cash dividends per share	$0.10	$0.10	$0.40	$0.40

	December 31,	December 31,
	2010	2009
Balance Sheet and Other Data:
Current assets	$1,700,897	$1,390,904
Working capital	1,192,302	973,335
Property, plant and equipment, net	1,025,305	981,259
Total assets	4,668,893	4,306,777
Current liabilities	508,595	417,569
Long-term debt	855,085	849,375
Total Reliance shareholders’ equity	2,823,732	2,606,432
Capital expenditures	111,356	69,901
Cash provided by operations	214,087	942,996
Net debt-to-total capital[2]	23.5%	25.6%
Return on Reliance shareholders’ equity[3]	7.5%	6.1%
Current ratio	3.3	3.3
Book value per share[4]	$37.83	$35.34

1 Gross profit, calculated as Net sales less Cost of sales, and Gross profit margin, calculated as Gross profit divided by Net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our Cost of sales. Therefore, our Cost of sales is primarily comprised of the cost of the material we sell. We use Gross profit and Gross profit margin as shown above as measures of operating performance. Gross profit and Gross profit margin are important operating and financial measures, as fluctuations in our Gross profit margin can have a significant impact on our earnings. Gross profit and Gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).

3 Calculations are based on the latest twelve months net income and beginning total Reliance shareholders’ equity.

4 Book value per share is calculated as total Reliance shareholders’ equity divided by issued and outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

ASSETS
	December 31, 2010	December 31, 2009

Current assets:
Cash and cash equivalents	$72,915	$43,002
Accounts receivable, less allowance for doubtful accounts of $17,221 at December 31, 2010 and $21,269 at December 31, 2009	697,033	533,871
Inventories	860,215	719,915
Prepaid expenses and other current assets	42,442	37,855
Income taxes receivable	28,292	54,020
Deferred income taxes	--	2,241
Total current assets	1,700,897	1,390,904
Property, plant and equipment:
Land	137,140	131,009
Buildings	594,329	543,590
Machinery and equipment	898,077	829,154
Accumulated depreciation	(604,241)	(522,494)
	1,025,305	981,259

Goodwill	1,109,600	1,081,324
Intangible assets, net	755,768	726,255
Cash surrender value of life insurance policies, net	42,011	92,860
Investments in unconsolidated entities	18,274	20,880
Other assets	17,038	13,295
Total assets	$4,668,893	$4,306,777

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$244,988	$169,113
Accrued expenses	45,774	55,927
Accrued compensation and retirement costs	85,065	67,012
Accrued insurance costs	36,972	39,134
Current maturities of long-term debt and short-term borrowings	86,232	86,383
Deferred income taxes	9,564	--
Total current liabilities	508,595	417,569
Long-term debt	855,085	849,375
Long-term retirement costs	74,749	69,277
Other long-term liabilities	27,787	26,537
Deferred income taxes	372,563	335,897
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 74,639,223 at December 31, 2010 and 73,750,771 at December 31, 2009, stated capital	624,732	587,612
Retained earnings	2,188,725	2,020,343
Accumulated other comprehensive income (loss)	10,275	(1,523)
Total Reliance shareholders’ equity	2,823,732	2,606,432
Noncontrolling interests	6,382	1,690
Total equity	2,830,114	2,608,122
Total liabilities and equity	$4,668,893	$4,306,777

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Net sales	$1,584,337	$1,273,246	$6,312,795	$5,318,132

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)
	1,190,486	867,521	4,727,887	3,918,611
Warehouse, delivery, selling, general and administrative	283,988	253,975	1,103,584	1,030,245
Depreciation and amortization	31,701	29,032	120,603	118,884
	1,506,175	1,150,528	5,952,074	5,067,740

Operating income	78,162	122,718	360,721	250,392

Other income (expense):
Interest	(15,169)	(15,593)	(61,175)	(67,523)
Other (expense) income, net	(2,522)	5,724	(3,118)	12,624
Income before income taxes	60,471	112,849	296,428	195,493
Income tax provision	19,699	20,582	98,579	46,317
Net income	40,772	92,267	197,849	149,176
Less: Net income attributable to noncontrolling interests	1,318	197	3,496	1,018
Net income attributable to Reliance	$39,454	$92,070	$194,353	$148,158

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$0.53	$1.25	$2.61	$2.01
Weighted average shares outstanding - diluted	74,778,975	73,919,206	74,472,380	73,701,979

Basic earnings per common share attributable to Reliance shareholders	$0.53	$1.25	$2.62	$2.02
Weighted average shares outstanding - basic	74,538,999	73,607,423	74,230,452	73,445,583

Cash dividends per share	$0.10	$0.10	$0.40	$0.40

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2010	2009
Operating activities:
Net income	$197,849	$149,176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	120,603	118,884
Deferred income tax expense	42,724	58,016
Loss on sales of property, plant and equipment	1,148	138
Equity in earnings of unconsolidated entities	(724)	(1,395)
Dividends received from unconsolidated entities	320	1,120
Share based compensation expense	17,334	15,530
Excess tax benefit from share based compensation	(4,039)	(1,533)
Net loss (gain) from life insurance policies	4,217	(10,482)
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(146,743)	322,163
Inventories	(121,857)	569,943
Prepaid expenses and other assets	23,867	(56,439)
Accounts payable and other liabilities	79,388	(222,125)
Net cash provided by operating activities	214,087	942,996

Investing activities:
Purchases of property, plant and equipment	(111,356)	(69,901)
Acquisitions of metals service centers, net of cash acquired and debt assumed	(100,325)	—
Proceeds from sales of property, plant and equipment	3,160	1,284
Net borrowings from (investment in) life insurance policies	42,406	(31,544)
Net proceeds from redemption of life insurance policies	4,332	6,576
Net cash used in investing activities	(161,783)	(93,585)

Financing activities:
Net short-term debt borrowings	3,157	133
Proceeds from long-term debt borrowings	539,000	352,000
Principal payments on long-term debt	(560,580)	(1,183,301)
Debt issuance costs	—	(6,841)
Payments to noncontrolling interest holders	(1,778)	(2,057)
Capital contributions from noncontrolling interests	142	—
Dividends paid	(29,692)	(29,383)
Excess tax benefit from share based compensation	4,039	1,533
Exercise of stock options	21,248	10,490
Issuance of common stock	—	258
Noncontrolling interests purchased	—	(2,661)
Net cash used in financing activities	(24,464)	(859,829)
Effect of exchange rate changes on cash	2,073	1,425
Increase (decrease) in cash and cash equivalents	29,913	(8,993)
Cash and cash equivalents at beginning of year	43,002	51,995
Cash and cash equivalents at end of year	$72,915	$43,002

Supplemental cash flow information:
Interest paid during the year	$62,176	$76,050
Income taxes paid during the year	$68,908	$49,099

Non-cash investing and financing activities:
Debt assumed in connection with acquisitions of metals service centers	$22,597	$—

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com